SECURITY BENEFIT ADVISOR VARIABLE ANNUITY
May 1, 2021
SBL Variable Annuity Account XIV
Individual Flexible Purchase Payment
Deferred Variable Annuity Contract
Initial Summary Prospectus for New Investors
Issued By: Security Benefit Life Insurance Company One Security Benefit Place Topeka, Kansas 66636-0001 1-800-888-2461 www.securitybenefit.com	Mailing Address: Security Benefit Life Insurance Company P.O. Box 750497 Topeka, Kansas 66675-0497

This Summary Prospectus describes the Security Benefit Advisor Variable Annuity—an individual flexible purchase payment deferred variable annuity contract (the “Contract”) offered by Security Benefit Life Insurance Company (the “Company”). The Contract is available for individuals in connection with a retirement plan qualified under Section 402A, 403(b), 408 or 408A of the Internal Revenue Code. The Contract may be available through third-party financial intermediaries who charge an advisory fee for their services. This fee is in addition to Contract fees and expenses. If you elect to pay advisory fees from your Contract Value, such deductions will reduce the death benefits available under the Contrac, perhaps significanty. The deductions may be subject to federal and state income taxes and a 10% federal penalty tax.  The Contract is designed to give you flexibility in planning for retirement and other financial goals. This Summary Prospectus is used with prospective purchasers. This Initial Summary Prospectus will first be used as of May 1, 2021.
You may allocate your Purchase Payments and Contract Value to one or more of the Subaccounts that comprise a separate account of the Company called the SBL Variable Annuity Account XIV (the “Separate Account”), or to the Fixed Account (if it is available under your Contract). Each Subaccount invests in a corresponding mutual fund (each, an “Underlying Fund”).
This Summary Prospectus summarizes key features of the Contract. Before you invest, you should also review the current prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find the current Prospectus and other information about the Contract online at  http://dfinview.com/SecurityBenefit/TAHD/814121612?site=PSBL. You can also obtain this information at no cost by calling 1‑800‑888‑2461 or by sending an email request to SBLProspectusRequests@securitybenefit.com.
You may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract Value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities, has been prepared by the SEC’s staff and is available at Investor.gov.
Expenses for this Contract, if purchased with the Extra Credit Rider, may be higher than expenses for a Contract without the Extra Credit Rider. The amount of Credit Enhancement may be more than offset by some additional fees and charges. All or a portion of your Credit Enhancement may be recaptured upon free look, surrender, withdrawal, or death.
Beginning on January 1, 2021, as permitted by regulations adopted by the SEC, paper copies of the shareholder reports for Underlying Funds available under your Contract will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
You may elect to receive all future reports in paper free of charge. You can inform the Company that you wish to continue receiving paper copies of your shareholder reports by calling 1-800-888-2461. Your election to receive reports in paper will apply to all Underlying Funds available under your Contract.

Table of Contents

Special Terms	4
Important Information You Should Consider About the Contract	5
Overview of the Contract	7
Benefits Under the Contract	10
Buying the Contract	11
Making Withdrawals: Accessing the Money in Your Contract	12
Additional Information About Fees	12
Appendix A – Underlying Funds Available Under the Contract	A-1

Special Terms

Various terms commonly used in this Summary Prospectus are defined as follows:
Accumulation Unit — A unit of measure used to calculate Contract Value.
Administrative Office — Security Benefit Life Insurance Company, P.O. Box 750497, Topeka, Kansas 66675‑0497.
Annuitant — The person that you designate on whose life annuity payments may be determined. If you designate Joint Annuitants, “Annuitant” means both Annuitants unless otherwise stated.
Annuity (“annuity”) — A series of periodic income payments made by the Company to an Annuitant, Joint Annuitant, or Designated Beneficiary during the period specified in the Annuity Option.
Annuity Options — Options under the Contract that prescribe the provisions under which a series of annuity payments are made.
Annuity Period — The period beginning on the Annuity Start Date during which annuity payments are made.
Annuity Start Date — The date when annuity payments begin.
Annuity Unit — A unit of measure used to calculate variable annuity payments under Annuity Options 1 through 4, 7 and 8.
Automatic Investment Program — A program pursuant to which Purchase Payments are automatically paid from your bank account on a specified day of each month or a salary reduction agreement.
Company — Security Benefit Life Insurance Company. The Company is also identified herein as “we,” “our,” or “us.”
Contract — The flexible purchase payment deferred variable annuity contract described in this Summary Prospectus.
Contract Date — The date the Contract begins as shown in your Contract. Contract anniversaries are measured from the Contract Date. The Contract Date is usually the date that your initial Purchase Payment is credited to the Contract.
Contract Value — The total value of your Contract which includes amounts allocated to the Subaccounts and the Fixed Account as well as any amount set aside in the Loan Account to secure loans as of any Valuation Date.
Contract Year — Each twelve-month period measured from the Contract Date.
Designated Beneficiary — The person having the right to the death benefit, if any, payable upon the death of the Owner or the Joint Owner prior to the Annuity Start Date.
General Account — All assets of the Company other than those allocated to the Separate Account or to any other separate account of the Company.
Internal Revenue Code or the Code — The Internal Revenue Code of 1986, as amended.
Owner or Contractowner — The person entitled to the ownership rights under the Contract and in whose name the Contract is issued.
Purchase Payment — An amount initially paid to the Company as consideration for the Contract and any subsequent amounts paid to the Company under the Contract.
Separate Account — The SBL Variable Annuity Account XIV, a separate account of the Company that consists of accounts, referred to as Subaccounts, each of which invests in a corresponding Underlying Fund.

Subaccount — A division of the Separate Account which invests in a corresponding Underlying Fund.
Underlying Fund — A mutual fund or series thereof that serves as an investment vehicle for its corresponding Subaccount.
Valuation Date — Each date on which the Separate Account is valued, which currently includes each day that the New York Stock Exchange is open for trading. Each Valuation Date closes at the end of regular trading on the New York Stock Exchange (normally, 3:00 p.m. Central time). The New York Stock Exchange is scheduled to be closed on weekends and on the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.
Valuation Period — A period used in measuring the investment experience of each Subaccount of the Separate Account. The Valuation Period begins at the close of one Valuation Date and ends at the close of the next Valuation Date.
Withdrawal Value — The amount you will receive upon full withdrawal of the Contract. It is equal to Contract Value less any Contract Debt, any applicable withdrawal charges, any pro rata account administration charge and any uncollected premium taxes. If the Extra Credit Rider is in effect, Contract Value will also be reduced by any Credit Enhancements that have not yet vested. The Withdrawal Value during the Annuity Period under Annuity Option 7 is the present value of future annuity payments commuted at the assumed interest rate, less any applicable withdrawal charges and any uncollected premium taxes.
Important Information You Should Consider About the Contract

	FEES AND EXPENSES			Location in Prospectus
Charges for Early Withdrawals
If you withdraw money from your Contract within 7 years following your last Purchase Payment, you may be assessed a surrender charge of up to 7% (as a percentage of the portion of the withdrawal amount consisting of Purchase Payments, including any Bonus Credits paid), declining to 0% over that time period.
For example, if you were to withdraw $100,000 during a surrender charge period, you could be assessed a charge of up to $7,000.
				Fee Table Charges and Deductions Contingent Deferred Sales Charge
Transaction Charges	Other than surrender charges (if any), there are no charges for other contract transactions (e.g., transferring money between investment options).			Not Applicable
Ongoing Fees and Expenses (annual charges)
The table below describes the current fees and expenses of the Contract that you may pay each year, depending on the options you choose. Interest in any Contract loans is not reflected. The fees and expenses do not reflect any advisory fees paid to financial intermediaries from your Contract Value or other assets. If such charges were reflected, the fees and expenses would be higher. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
				Fee Table Charges and Deductions Mortality and Expense Risk Charge Administration Charge Account Administration Charge Optional Rider Charges Appendix A – Underlying Funds Available Under the Contract
	Annual Fee	Minimum	Maximum
	Base contract[1]	0.97%	1.12%[1]
	Investment options[2] (Portfolio Company fees and expenses)	0.56%	3.23%
	Optional benefits available for an additional charge (for a single optional benefit, if elected)	0.55%[3]	0.55%[3]
1 As a percentage of Contract Value allocated to the Separate Account. This amount includes the account administration charge.
2 As a percentage of Underlying Fund average net assets.
3 As a percentage of Contract Value.

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the contract, which could add surrender charges that substantially increase costs.

	Lowest Annual Cost: $1,389.32	Highest Annual Cost: $3,801.40
Assumes:
• Investment of $100,000
• 5% annual appreciation
• Least expensive combination of Base Contract charge and Underlying Fund fees and expenses
• No optional benefits
• No sales charges or advisory fees
• No additional Purchase Payments, transfers or withdrawals
• No Contract loans
• No Credit Enhancement amounts

Assumes:
• Investment of $100,000
• 5% annual appreciation
• Most expensive combination of Base Contract charge, optional benefits and Underlying Fund fees and expenses
• No sales charges or advisory fees
• No additional Purchase Payments, transfers or withdrawals
• No Contract loans
• No Credit Enhancement amoounts

	RISKS		Location in Prospectus
Risk of Loss	You can lose money by investing in this Contract, including loss of principal.		Principal Risks of Investing in the Contract Charges and Deductions – Contingent Deferred Sales Charge The Contract - General
Not a Short‑Term Investment
• This Contract is not designed for short-term investing and is not appropriate for an investor who needs ready access to cash.
• Surrender charges may apply to withdrawals. If you take a withdrawal, a surrender charge may reduce the value of your Contract or the amount of money that you actually receive. Withdrawals may also reduce or terminate Contract guarantees.
• The benefits of tax deferral, long-term income, and living benefit guarantees mean the Contract is more beneficial to investors with a long time horizon.

Risks Associated with Investment Options
• An investment in this Contract is subject to the risk of poor investment performance. Performance can vary depending on the performance of the investment options that you choose under the Contract.
• Each investment option (including the Fixed Account option, if available) has its own unique risks.
• You should review the investment options before making an investment decision.
Appendix A – Underlying Funds Available Under the Contract.
Insurance Company Risks
An investment in the Contract is subject to the risks related to us, Security Benefit Life Insurance Company. Any obligations (including under the fixed account option), guarantees or benefits of the Contract are subject to our claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about Security Benefit Life Insurance Company, including our financial strength ratings, is available upon request by calling 1-800-888-2461 or visiting www.securitybenefit.com.
Inormation About the Company, the Separate Account, and the Underlying Funds – Security benefit life Insurance Company
	RESTRICTIONS		Location in Prospectus
Investments
• Certain investment options may not be available under your Contract.
• Certain Subaccounts prohibit you from transferring out and back within a period of calendar days.
• We reserve the right to limit your transfers to 14 in a Contract Year, to suspend transfers and to limit the transfer amounts, and to limit transfers in circumstances of frequent or large transfers.
General Information The Contract – Transfers of Contract Value The Fixed Account – Transfers and Withdrawals from the Fixed Account

• There are certain restrictions on transfers between the Fixed Account and Subaccounts.
• We reserve the right to add, remove or substitute the Underlying Funds available as investment options under the Contract.
Other Information – Changes to Investments
Optional Benefits
• The optional benefit are only available at Contract issue.
• The optional benefits may not available in every state and is subject to age restrictions.
• We reserve the right to stop offering for purchase the optional benefit at any time.
• Sometimes optional benefits limit or restrict the investment options under the contract. We include such restrictions in the future.
• Withdrawals may reduce the value of an optional benefit by an amount greater than the value withdrawn or result in termination of the benefit.
• We do not have the right to modify or terminate an optional benefit you have elected in our sole discretion.
• If you elect to pay third-party advisory fees from your Contract Value, then the deduction will reduce the death benefits and other guaranteed benefits, and may be subject to federal and state income taxes and a 10% federal penalty tax.
The Contract – Optional Riders The Contract – Riders Previously Available for Purchase The Contract – Withdrawals to Pay Advisory Fees
	TAXES	Location in Prospectus
Tax Implications
• Consult with a tax professional to determine the tax implications of an investment in and payments received under the Contract.
• If you purchased the Contract through a tax-qualified plan or IRA, you do not get any additional tax benefit under the Contract.
• Earnings on your contract are taxed at ordinary income tax rates when you withdraw them, and you may have to pay a penalty if you take a withdrawal before age 59½.
Summary – Federal Tax Considerations
	CONFLICTS OF INTEREST	Location in Prospectus
Investment Professional Compensation
Your investment professional may receive compensation for selling this Contract to you, in the form of commissions, additional payments, and non-cash compensation. We may share the revenue we earn on this Contract with your investment professional’s firm. This conflict of interest may influence your investment professional to recommend this Contract over another investment for which the investment professional is not compensated or compensated less.
Other Information – Sale of the Contract
Exchanges
Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should only exchange a contract you already own if you determine, after comparing the features, fees and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing contract.
Additional Compensation Paid to Selected Selling Broker-Dealers

Overview of the Contract

Purpose of the Contract — The Contract is a variable annuity contract. It is designed for retirement planning purposes. You make investments in the Contract’s investment options during the accumulation phase. The value of your investments is used to calculate your benefits under the Contract. At the end of the accumulation phase, we use that accumulated value to calculate the payments that we make during the annuity phase. These payments can provide or supplement your retirement income. Generally speaking, the longer your accumulation phase, the greater your accumulated value will be for setting your benefits and annuity payouts. The Contract also includes a death benefit to help financially protect your Designated Beneficiary.

This Contract may be appropriate for you if you have a long investment time horizon. Each Purchase Payment is subject to a withdrawal charge for seven years from the date of that Purchase Payment. This means that a Purchase Payment made in year eight of the Contract will be subject to a withdrawal charge until year 15 of the Contract. Because of the withdrawal charge (which is in effect for many years) and the possibility of income tax and tax penalties on early withdrawals, the Contract should not be viewed as an investment vehicle offering low cost liquidity. Your financial goal in acquiring the Contract should focus on a long-term insurance product, offering the prospect of investment growth.
Phases of the Contract — The contract has two phases:  (1) an accumulation phase (for savings) and (2) an annuity (payout) phase (for income).
Accumulation Phase. During the accumulation phase, earnings accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. To accumulate value during the accumulation phase, you invest your Purchase Payments and earnings in the Subaccounts that are available under the Contract, which, in turn, invest in Underlying Funds with different investment strategies, objectives, and risk/reward profiles. You may allocate all or part of your Purchase Payments and Contract Value to the Subaccounts. Amounts that you allocate to a Subaccount will increase or decrease in dollar value depending in part on the investment performance of the Underlying Fund in which such Subaccount invests. In only limited circumstances, the Fixed Account option which guarantees the principal and a minimum interest rate, may also be available for investment. If the Fixed Account is available under your Contract, you may allocate all or part of your Purchase Payments to the Fixed Account, which is part of the Company’s General Account.
 A list of the Underlying Funds currently available under the Contract is provided in Appendix A:  Underlying Funds Available Under the Contract and Optional Rider Investment Restrictions to this Prospectus.
 Annuity (Payout) Phase. The Annuity phase occurs after the Annuity Start Date and is when you or a designated payee begin receiving regular Annuity payments from your Contract. The Contract provides several Annuity Options. You should carefully review the Annuity Options with your financial or tax adviser. The payments may be fixed or variable or a combination of both. Variable payments will vary based on the performance of the Subaccounts you select. Unless you direct otherwise, proceeds derived from Contract Value allocated to the Subaccounts will be applied to purchase a variable annuity and proceeds derived from Contract Value allocated to the Fixed Account will be applied to purchase a fixed annuity.
 Please note that if you annuitize, your investments will be converted to income payments and you generally will no longer be able to withdraw money at will from your Contract. However, under Annuity Options 5, 6 and 7 (and only if the Owner has elected variable annuity payments or a combination of variable and fixed annuity payments under Annuity Option 7), withdrawals (other than systematic withdrawals are permitted after the Annuity Start Date. In general, Optional benefits (e.g., the Annual Stepped Up Death Benefit) terminate upon annuitization if you elect one of Annuity Options 1 through 4, 7, or 8. If you elect Annuity Option 5 or 6, the optional benefit will continue after the Annuity Start Date if you purchase the Waiver of Withdrawal Charge Rider, and the company will continue to deduct optional benefit charges after the Annuity Start Date.
Contract Features —
Accessing Your Money. Before your Contract is annuitized, you can withdraw money from your Contract at any time. If you take a withdrawal, you may have to pay a surrender charge and/or income taxes, including a tax penalty if you are younger than age 59½.
Tax Treatment. You can transfer money between investment options without tax implications, and earnings (if any) on your investments are generally tax-deferred. You are taxed only upon: (1) making a withdrawal; (2) complete surrender of the Contract; (3) receiving a payment from us; or (4) payment of a death benefit.
Death Benefit. For Contract Owners aged 80 and younger on the Contract issue date, the Contract includes a standard death benefit that will pay the higher of Contract Value or total Purchase Payments (adjusted for any outstanding Contract Debt, any pro rata account administrative charge, prior withdrawals, including any withdrawal charges, and any uncollected premium tax) upon your or the Annuitant’s death. For Contract Owners aged 81 and older or the Contract issue date, the standard death benefit will be equal to the Contract Value only. If you elect to purchase an optional rider that provides an enhanced death benefit for an additional charge, you have the opportunity to leave your beneficiary a death benefit greater than the standard death benefit.

 Loans. If you own a Contract issued in connection with a retirement plan that is qualified under Section 403(b) of the Internal Revenue Code, you may be able to borrow money under your Contract using the Contract Value as the only security for the loan.
Waiver of Withdrawal Charge Rider. For an additional charge, under certain circumstances, we will waive your withdrawal charges.
 Extra Credit Rider. For an additional cost during the first seven Contract years, the Company adds to your Contract Value an amount know as a Credit Enhancement, which is based on a percentage of any Purchase Payments made in the first Contract Year. In the past, we offered a version of this rider at no cost. All or portion your Credit Enhancement may be recaptured upon free look, surrender, withdrawal, or death.
0-Year or 4-Year Alternate Withdrawal Charge. For an additional cost, this rider makes available an alternative shorter withdrawal charge schedule. The withdrawal charge varies depending on the Purchase Payment age and will apply in lieu of the Contract’s seven year withdrawal charge.
 Optional Living Benefits. We offer various optional living benefits that, for additional charges, offer protection against market risk (the risk that your investments may decline in value or underperform your expectations) and may guarantee a minimum lifetime income.
Advisory Fees. Deductions from your Contract Value to pay third-party advisory fees are treated as withdrawals under the Contract, but no surrender charge is assessed on such withdrawals and the deduction of advisory fees will not count toward the annual free withdrawal amount. If you elect to pay advisory fees from your Contract Value, such deductions will reduce the death benefits and other guaranteed benefits available under the Contract. The deductions may be subject to federal and state income taxes and a 10% federal penalty tax.
Additional Services.
•	Dollar Cost Averaging Programs. These programs allow you to systematically transfer a set amount each month among the Subaccount and the Fixed Account.
•	Automatic Rebalancing Program. This program directs us to automatically rebalance your Contract to return to your original percentage investment allocations on a periodic basis.
•
Systematic Withdrawal Program. This program allows you to receive regular automatic withdrawals from your Contract either monthly or quarterly, and after the first Contract Year, annually or semi-annually.

•	Electronic Delivery. As an Owner you may elect to receive electronic delivery of current prospectuses related to this contract, as well as other contract related documents.

Benefits Under the Contract

The following table summarizes information about the optional and standard benefits available under the Contract.
Standard Benefits
Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions/Limitations
Dollar Cost Averaging	Allows the systematic transfer of a specified dollar amount or percentage of Contract Value among Subaccounts and the Fixed Account, if available.	There is no charge for this option
• The minimum amount that may be transferred to any one Subaccount is $25.00.
• The Company may discontinue, modify, or suspend the Dollar Cost Averaging Option at any time.
• Transfers can be made for a fixed period of time, or until the total amount elected has been transferred or the Contract Value in the Subaccount from which transfers are made has been depleted.
• After termination of the Dollar Cost Averaging for any reason, before reinstating Dollar Cost Averaging, you must wait at least one month if transfers were monthly, at least one quarter if transfers were quarterly, at least six months if transfers were semiannual, and at least one year if transfers were annual.

Asset Reallocation Option	Allows you to automatically transfer Contract Value on a monthly, quarterly, semiannual or annual basis to maintain a particular percentage allocation among the Subaccounts.	There is no charge for this option	• The Company may discontinue, modify, or suspend the availability of the Asset Reallocation Option at any time.
Standard Death Benefit-Contract Issue Age 81 and Older	Provides a death benefit equal to the Contract Value	There is no charge for this benefit
• The death benefit is reduced by any outstanding Contract Debt, any pro rata account administration charge and any uncollected premium tax.
• The Contract Value will be reduced by any Credit Enhancements applied during the 12 month period prior to the Owner’s death.

Standard Death Benefit-Contract Issue Age 80 and Younger	Provides a death benefit equal to the greater of all Purchase Payments less any withdrawals, including withdrawal charges, or Contract Value.	There is no charge for this option
• The death benefit will be reduced by any outstanding Contract Debt, any pro rata account administration charge and any uncollected premium tax.
• Purchase payments do not include any Credit Enhancements and/or Bonus Credits.
• The Contract value will be reduced by any Credit Enhancements applied during the 12 months prior to the date of the Owner’s death.

Systematic Withdrawals	Allow you to set up an automatic payment of up to 10% of your total Purchase Payments each year.	There is no charge for this option.
• Each payment must be at least $100 (unless we consent otherwise).
• In the first Contract Year, only monthly or quarterly payments are allowed.
• Withdrawals may be subject to income tax and penalties.

Optional Benefits
Name of Benefit	Purpose	Maximum Fee (as a percentage of Contract Value)	Brief Description of Restrictions/Limitations
4% Extra Credit	Provides a Credit Enhancement equal to 4% of any Purchase Payments, which will be added to the Contract Value for each Purchase Payment made in the first Contract Year.	0.55%
• Credit Enhancements are only applied to Purchase Payments received in the first Contract Year. If Purchase payments are made in subsequent Contract years, the charge for this benefit will increase proportionately in relation to those Purchase Payments and no additional Credit Enhancement will be applied.
• You may not select an Annuity Start Date prior to seven years from the effective date of the rider.
• Credit Enhancements are not fully vested until the seventh Contract Anniversary. Until that date, all or a portion of the Credit Enhancement(s) will be forfeited under certain circumstances.
• Available if the Owner is age 80 or younger on the Contract Date.
• Available at Contract issue only.

Contract Loans	Provides the ability to borrow money under your Contract using the Contract Value as the only security for the loan.	5.75% plus the charge for certain withdrawal charge waivers (if applicable) and the total charges for riders you have selected (3.00% interest credited on loan amounts)
• Permitted only in connection with 403(b) Contracts and pursuant to the Employer plan or program.
• Not available in certain states.
• A loan must be taken and repaid prior to the Annuity Start Date.
• Subject to minimum and maximum loan amounts.
• The Fixed Account must be available under your Contract.
• Loans must be repaid within 5 years.
• Loans must be repaid prior to the Annuity Start Date.
• You forego the investment experience of the Subaccounts and the Current Rate of interest on the Fixed Account on any loaned amounts.

Buying the Contract

Your initial Purchase Payment must be at least $1,000. Thereafter, you may choose the amount and frequency of Purchase Payments, except that the minimum subsequent Purchase Payment is $25 ($20 under the Automatic Investment Program). The Company will not accept without prior Company approval aggregate Purchase Payments in an amount that exceeds $1,000,000 under any variable annuity contract(s) issued by the Company for which you are an Owner and/or Joint Owner. The Company has the right to refuse any Purchase Payment.
The Company will apply the initial Purchase Payment no later than the end of the second Valuation Date after the Valuation Date it is received by the Company, in good order. In this regard “good order” means that the Purchase Payment is preceded or accompanied by an application that contains sufficient information to establish an account and properly credit such Purchase Payment. Sometimes the Purchase Payment is not preceded by or accompanied by a complete application. The application includes your affirmative consent permitting the Company to hold your initial Purchase Payment beyond five Valuation Dates in its effort to complete your application. If your application is incomplete, and the Company is unable to resolve the problem within five Valuation Dates, the Company will notify you of the reasons for the delay. If you affirmatively revoke the consent given with your application to hold your initial Purchase Payment pending resolution of the problem, we will return your Purchase Payment. Otherwise, the Purchase Payment will be applied not later than the second Valuation Date after the Valuation Date the problem is resolved.

Making Withdrawals: Accessing the Money in Your Contract

Full and Partial Withdrawals — An Owner may make a partial withdrawal of Contract Value, or surrender the Contract for its Withdrawal Value. A full or partial withdrawal, including a systematic withdrawal, may be taken from Contract Value at any time while the Owner is living and before the Annuity Start Date. After the Annuity Start Date, withdrawals are only permitted under certain Annuity Options. A withdrawal may result in an immediate reduction in Contract Value. No surrender charges will be assessed on a withdrawal from your Contract Value to pay advisory fees, and the deduction of advisory fees will not count toward the annual free withdrawal amount. Withdrawals to pay advisory fees may be subject to federal and state income taxes and a 10% federal penalty tax. See "The Contract - Withdrawals to Pay Advisory Fees" in the Prospectus.
A full or partial withdrawal request generally will be effective as of the end of the Valuation Period that it is received by the Company at the Administrative Office; however, if the request is received on a Valuation Date at or after the cut-off time, the withdrawal will be effected at the Accumulation Unit value determined on the following Valuation Date. In addition, a withdrawal will not be processed until it is in good order. In this regard, “good order” means that the withdrawal request is accompanied by a properly completed Withdrawal Request form (including the Owner’s signature and the written consent of any effective assignee or irrevocable beneficiary, if applicable).
The proceeds received upon a full withdrawal will be the Contract’s Withdrawal Value. The Withdrawal Value is equal to the Contract Value as of the end of the Valuation Period during which the withdrawal is processed, less any outstanding Contract Debt, any applicable withdrawal charges (if the withdrawal is made from Purchase Payments, Bonus Amounts, and/or Additional Amounts that have been held in the Contract for less than seven years), any pro rata account administration charge and any uncollected premium taxes
A partial withdrawal may be requested for a specified percentage or dollar amount of Contract Value. Each partial withdrawal must be at least $500 except systematic withdrawals discussed below. A request for a partial withdrawal (including systematic withdrawals) will result in a payment by the Company of the amount specified in the partial withdrawal request, less any applicable withdrawal charge, any premium tax charge and a percentage of any Credit Enhancements that have not yet vested. Alternatively, you may request that any withdrawal charge, any premium tax charge and a percentage of any unvested Credit Enhancements be deducted from your remaining Contract Value, provided there is sufficient Contract Value available.
There may be tax implications when you take out money, including a 10% penalty tax if the withdrawal is made prior to age 59½ and withdrawals may have a negative impact on certain benefits and guarantees that you may elect.Withdrawals may significantly reduce the value of or even terminate the benefit.  Depending on the circumstances, the Internal Revenue Code or your retirement plan may restrict your ability to take withdrawals.
Additional Information About Fees

 The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender or make withdrawals from the Contract, or transfer Contract value between investment options. State premium taxes may also be deducted. The fees and expenses do not reflect any advisory fees paid to financial intermediaries from your Contract Value or other assets. If such charges were reflected, the fees and expenses would be higher.

Transaction Expenses
Charge
Sales Load on Purchase Payments	None
Maximum Surrender Charge (as a percentage of amount withdrawn attributable to Purchase Payments)	7%[1]
Transfer Fee (per transfer)	None
1 We also refer to this charge as a contingent deferred sales charge, withdrawal charge, and sales charge.The amount of the contingent deferred sales charge is determined by reference to how long your Purchase Payments (including Bonus Credits) have been held under the Contract. Free withdrawals are available equal to (1) 10% of Purchase Payments, excluding any Bonus Credits, in the first Contract Year, and (2) 10% of Contract Value as of the first Valuation Date of the Contract Year in each subsequent Contract Year. See “Full and Partial Withdrawals” and “Contingent Deferred Sales Charge” for more information.

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Underlying Fund fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.
Annual Contract Expenses
	Charge
Administrative Expenses	$30[1]
Net Loan Interest Charge (as an annual percentage of Contract Value allocated to the Loan Account)[2]	2.75%
	Maximum	Minimum
Base Contract Expenses (as a percentage of average Subaccount daily net assets)[3]	1.05%	.090%
1 We call this the account administration charge in your Contract, as well, as in other places in this prospectus. An account administration charge of $30 is deducted at each Contract Anniversary, and a pro rata account administration charge is deducted: (1) upon full withdrawal of Contract Value; (2) upon the Annuity Start Date if one of Annuity Options 1 through 4, 7 or 8 is elected; and (3) upon payment of a death benefit. The account administration charge will be waived if your Contract Value is $50,000 or more upon the date it is to be deducted. This fee is presented as part of the Base Contract Expenses in the section entitled “Important Information You Should Consider About Your Contract” earlier in this Summary Prospectus.
2 The net loan cost equals the difference between the amount of interest the Company charges you for a loan (which will be no greater than 5.75% plus the total charges for riders you have selected) and the amount of interest the Company credits to the Loan Account, which is 3.0%.
3 We call this charge the “Separate Account Annual Expenses” in your Contract as well as in other places in this summary prospectus. It is comprised of both an annual mortality and expense risk charge and an annual administration charge. The mortality and expense risk charge portion, which is 0.90%, is reduced for larger Contract Values as follows: Less than $25,000 – 0.90%; $25,000 or more – 0.75%. Any mortality and expense risk charge above the minimum charge of 0.75% is deducted from your Contract Value on a monthly basis. During the Annuity Period, annual mortality and expense risk charge is 1.25% for Annuity Options 1 through 4, 7 and 8, in lieu of the amounts described above, and is deducted daily. See the discussion under Base Contract Expenses – Separate Account Expenses – “Mortality and Expense Risk Charge” in the section later in this prospectus.

Optional Rider Expenses (as a percentage of Contract Value allocated to the Subaccounts)*
4% Extra Credit Rider[1]	0.55%
1 Not available to Texas residents.

The next table below shows the minimum and maximum total operating expenses charged by the Underlying Funds you may pay periodically during the time that you own the Contract. A complete list of Underlying Funds available under the Contract, including their annual expenses, may be found in Appendix A – Underlying Funds Available Under the Contract in this document.

Annual Underlying Fund Expenses
	Minimum	Maximum
Annual Underlying Fund Expenses (expenses deducted from Underlying Fund assets include management fees, distribution (12b 1) fees, service fees, and other expenses)[1]	0.56%	3.23%
Net Annual Underlying Fund Expenses (after contractual waivers/reimbursements)[2]	0.46%	1.30%
1    Expenses deducted from Underlying Fund assets include management fees, distribution (12b‑1) fees, service fees and other expenses. The maximum expenses above represent the total annual operating expenses of that Underlying Fund with the highest total operating expenses based n the funds’most recent fiscal year end, and the minimum expenses represent the total annual operating expenses of that Underlying Fund with the lowest total operating expenses based on the funds’ most recent fiscal year end. Gross Annual Underlying Fund Operating Expenses do not take into account any voluntary or contractual expense waivers or reimbursements.
Current and future total operating expenses of the Underlying Funds could be higher or lower than those shown in the table.
2    Certain of the Underlying Funds have entered into contractual expense waiver or reimbursement arrangements that reduce fund expenses during the period of the arrangement. These arrangements vary in length, and are in place at least through July 31, 2021.

Examples — These Examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, the Annual Contract Expenses, and annual Underlying Fund fees and expenses but do not include state premium taxes, which may be applicable to your Contract. The Examples do not reflect an advisory fees paid to financial intermediaries from your Contract Value or other assets. If such fees were reflected, the costs would be higher.
The Examples assume that you invest $100,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and you elect the most expensive combination of optional benefits available for an additional charge. The first Example assumes the most expensive Annual Underlying Funds Expenses. The second example assumes the least expensive Annual Underlying Fund Expenses. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:
Based on the Most Expensive Annual Underlying Fund Operating Expenses	1 Year	3 Years	5 Years	10 Years
If you surrender your Contract at the end of the applicable time period	$11,402.68	$20,771.26	$29,238.49	$51,219.47
If you do not surrender or if you annuitize your Contract at the end of the applicable time period	$5,099.06	$15,312.39	$25,546.06	$51,219.47

Based on the Least Expensive Annual Underlying Fund Operating Expenses	1 Year	3 Years	5 Years	10 Years
If you surrender your Contract at the end of the applicable time period	$8,752.65	$13,103.94	$16,428.84	$26,676.78
If you do not surrender or if you annuitize your Contract at the end of the applicable time period	$2,351.84	$7,252.73	$12,428.84	$26,676.78

APPENDIX A
Underlying Funds Available Under the Contract
The following is a list of Underlying Funds available under the Contract. More information about the Underlying Funds is available in the prospectuses for the Underlying Funds, which may be amended from time to time and can be found online at http://dfinview.com/SecurityBenefit?site=SBL. You can also request this information at no cost by calling 1-800-888-2461 or by sending an email request to SBLProspectusRequests@securitybenefit.com.
The current expenses and performance information below reflect fees and expenses of the Underlying Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Underlying Fund’s past performance is not necessarily an indication of future performance.
Investment Type	Fund Adviser/Sub-Adviser	Current Expense[1]	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Intermediate Term Bond	American Century Diversified Bond – Class A Adviser: American Century Investment Management, Inc.	0.85%	7.77%	3.84%	3.37%
Large Cap Value	American Century Equity Income – Class A Adviser: American Century Investment Management, Inc.	1.17%	0.83%	9.90%	9.47%
Mid Cap Growth	American Century Heritage – Class A Adviser: American Century Investment Management, Inc.	1.26%	42.20%	17.84%	13.39%
International Bond	American Century International Bond – Class A Adviser: American Century Investment Management, Inc.	1.06%	9.37%	3.91%	1.21%
International Equity	American Century International Growth – Class A Adviser: American Century Investment Management, Inc.	1.43%	25.28%	10.66%	7.50%
Large Cap Growth	American Century Select – Class A Adviser: American Century Investment Management, Inc.	1.24%	33.63%	18.75%	15.44%
Asset Allocation/ Lifestyle	American Century Strategic Allocation: Aggressive – Class A Adviser: American Century Investment Management, Inc.	1.57%	18.02%	11.19%	9.12%
Asset Allocation/ Lifestyle	American Century Strategic Allocation: Conservative – Class A Adviser: American Century Investment Management, Inc.	1.36%	13.09%	7.60%	6.38%
Asset Allocation/ Lifestyle	American Century Strategic Allocation: Moderate – Class A Adviser: American Century Investment Management, Inc.	1.49%	15.84%	9.67%	7.97%
Large Cap Growth	American Century Ultra® – Class A Adviser: American Century Investment Management, Inc.	1.22%	49.40%	22.48%	17.52%
Mid Cap Blend	AMG River Road Mid Cap Value – Class N Adviser: AMG Funds LLC Sub-Adviser: River Road Asset Management LLC	1.12%	3.87%	6.20%	7.65%
Mid Cap Growth	Baron Asset – Retail Class Adviser: BAMCO, Inc.	1.31%	32.98%	19.61%	15.33%
Small Cap Growth	BlackRock® Advantage Small Cap Growth – Class A Adviser: BlackRock Advisors, LLC	1.02%	33.13%	16.87%	13.07%
Large Cap Value	BlackRock® Equity Dividend – Class A Adviser: BlackRock Advisors, LLC	0.96%	3.64%	10.52%	10.16%
Global Allocation	BlackRock® Global Allocation – Class A Adviser: BlackRock Advisors, LLC	1.15%	20.79%	8.99%	6.51%

Investment Type	Fund Adviser/Sub-Adviser	Current Expense[1]	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
International Equity	BlackRock® International Dividend – Class A Adviser: BlackRock Advisors, LLC Sub-Adviser: BlackRock International Limited	1.48%	8.84%	6.38%	3.96%
Large Cap Blend	BNY Mellon Appreciation – Investor Class Adviser: BNY Mellon Investment Adviser, Inc. Sub-Adviser: Fayez Sarofim & Co.	0.89%	24.01%	16.33%	12.47%
Large Cap Value	BNY Mellon Dynamic Value – Class A Adviser: BNY Mellon Investment Adviser, Inc.	0.97%	3.66%	9.78%	10.11%
Mid Cap Value	BNY Mellon Opportunistic Midcap Value – Class A Adviser: BNY Mellon Investment Adviser, Inc.	1.18%	18.81%	11.02%	9.99%
Specialty	Calamos® Growth and Income – Class A Adviser: Calamos Advisors LLC	1.08%	22.43%	13.09%	9.74%
High Yield Bond	Calamos® High Income Opportunities – Class A Adviser: Calamos Advisors LLC	1.37%	4.78%	6.34%	4.85%
Small Cap Growth	ClearBridge Small Cap Growth[2] – Class A Adviser: Legg Mason Partners Fund Advisor, LLC Sub-Adviser: ClearBridge Investments, LLC	1.17%	43.45%	19.85%	15.47%
Intermediate Term Bond	Federated Hermes Corporate Bond – Class A Adviser: Federated Investment Management Company	1.00%	8.80%	6.77%	5.43%
Large Cap Blend	Fidelity® Advisor Dividend Growth – Class M Adviser: Fidelity Management & Research Company LLC Sub-Adviser: FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Hong Kong) Limited; Fidelity Management & Research (Japan) Limited	1.05%	(2.03%)	8.26%	8.68%
International Equity	Fidelity® Advisor International Capital Appreciation[2] – Class M Adviser: Fidelity Management & Research Company LLC Sub-Adviser: FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Hong Kong) Limited; Fidelity Management & Research (Japan) Limited; FIL Investment Advisors; FIL Investment Advisors (UK) Limited; FIL Investments (Japan) Limited	1.53%	27.46%	8.07%	8.63%
Mid Cap Blend	Fidelity® Advisor Leveraged Company Stock – Class M Adviser: Fidelity Management & Research Company LLC Sub-Adviser: FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Hong Kong) Limited; Fidelity Management & Research (Japan) Limited	1.32%	24.63%	4.55%	9.81%
Multi Cap Blend	Fidelity® Advisor New Insights – Class M Adviser: Fidelity Management & Research Company LLC Sub-Adviser: FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Hong Kong) Limited; Fidelity Management & Research (Japan) Limited	1.36%	19.01%	14.62%	12.74%
Specialty-Sector	Fidelity® Advisor Real Estate – Class M Adviser: Fidelity Management & Research Company LLC Sub-Adviser: FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Hong Kong) Limited; Fidelity Management & Research (Japan) Limited	1.31%	18.16%	4.24%	10.09%

Investment Type	Fund Adviser/Sub-Adviser	Current Expense[1]	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Mid Cap Blend	Fidelity® Advisor Stock Selector Mid Cap[2] – Class M Adviser: Fidelity Management & Research Company LLC Sub-Adviser: FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Hong Kong) Limited; Fidelity Management & Research (Japan) Limited	1.38%	8.57%	10.93%	10.08%
Small Cap Blend	Fidelity® Advisor Value Strategies – Class M Adviser: Fidelity Management & Research Company LLC Sub-Adviser: FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Hong Kong) Limited; Fidelity Management & Research (Japan) Limited	1.25%	3.94%	8.46%	8.60%
Emerging Markets	Goldman Sachs Emerging Markets Equity – Service Class Adviser: Goldman Sachs Asset Management, L.P.	1.69%	30.26%	14.82%	5.42%
Government Bond	Goldman Sachs Government Income – Service Class Adviser: Goldman Sachs Asset Management, L.P.	1.27%	6.13%	2.83%	2.40%
Specialty	Guggenheim Alpha Opportunity – Class A Adviser: Security Investors, LLC	1.73%	0.18%	1.06%	5.58%
Intermediate Term Bond	Guggenheim Core Bond – Class A Adviser: Security Investors, LLC	0.85%	14.56%	6.11%	5.55%
Floating Rate Bond	Guggenheim Floating Rate Strategies – Class A Adviser: Guggenheim Partners Investment Management, LLC	1.25%	1.41%	3.71%	N/A
High Yield Bond	Guggenheim High Yield – Class A Adviser: Security Investors, LLC	1.21%	4.99%	7.17%	5.77%
Large Cap Value	Guggenheim Large Cap Value – Class A Adviser: Security Investors, LLC	1.46%	2.57%	9.38%	8.87%
Specialty	Guggenheim Long Short Equity – Class P Adviser: Security Investors, LLC	1.78%	5.55%	2.29%	2.92%
Specialty	Guggenheim Macro Opportunities – Class A Adviser: Guggenheim Partners Investment Management, LLC	1.57%	11.09%	5.56%	N/A
Specialty	Guggenheim Managed Futures Strategy – Class P Adviser: Security Investors, LLC	1.92%	2.05%	(1.66%)	(1.49%)
Specialty	Guggenheim Multi-Hedge Strategies – Class P Adviser: Security Investors, LLC	2.16%	7.40%	2.06%	2.32%
Small Cap Value	Guggenheim Small Cap Value – Class A Adviser: Security Investors, LLC	3.23%	(0.61%)	6.71%	6.74%
Mid Cap Value	Guggenheim SMid Cap Value – Class A Adviser: Security Investors, LLC	1.25%	3.56%	10.41%	8.17%
Large Cap Blend	Guggenheim StylePlus Large Core – Class A Adviser: Security Investors, LLC	1.45%	17.70%	14.38%	12.11%
Mid Cap Growth	Guggenheim StylePlus Mid Growth – Class A Adviser: Security Investors, LLC	1.59%	31.66%	16.77%	13.14%
Intermediate Term Bond	Guggenheim Total Return Bond – Class A Adviser: Guggenheim Partners Investment Management, LLC	0.87%	14.92%	6.28%	N/A
Global Equity	Guggenheim World Equity Income – Class A Adviser: Security Investors, LLC	1.48%	6.14%	8.10%	5.92%

Investment Type	Fund Adviser/Sub-Adviser	Current Expense[1]	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Large Cap Growth	Invesco American Franchise – Class A Adviser: Invesco Advisers, Inc.	1.00%	42.18%	19.35%	15.03%
Large Cap Value	Invesco Comstock – Class A Adviser: Invesco Advisers, Inc.	0.84%	(0.79%)	8.66%	9.38%
Emerging Markets	Invesco Developing Markets – Class A Adviser: Invesco Advisers, Inc.	1.22%	0.17%	0.13%	0.05%
Small Cap Growth	Invesco Discovery – Class A Adviser: Invesco Advisers, Inc.	1.06%	50.06%	21.63%	16.50%
Mid Cap Growth	Invesco Discovery Mid Cap Growth – Class A Adviser: Invesco Advisers, Inc.	1.05%	40.11%	18.90%	15.32%
Specialty-Sector	Invesco Energy – Class A Adviser: Invesco Advisers, Inc.	1.45%	(32.18%)	(9.87%)	(9.12%)
Balanced/Asset Allocation	Invesco Equity and Income – Class A Adviser: Invesco Advisers, Inc.	0.80%	9.97%	8.72%	8.47%
Global Equity	Invesco Global – Class A Adviser: Invesco Advisers, Inc.	1.06%	27.61%	14.65%	11.37%
Equity Precious Metals	Invesco Gold & Special Minerals – Class A Adviser: Invesco Advisers, Inc.	1.20%	36.11%	24.71%	(3.63%)
Mid Cap Blend	Invesco Main Street Mid Cap – Class A Adviser: Invesco Advisers, Inc.	1.11%	9.13%	10.48%	10.03%
Small Cap Growth	Invesco Small Cap Growth[2] – Class A Adviser: Invesco Advisers, Inc.	1.15%	57.00%	19.81%	15.61%
Specialty-Sector	Invesco Technology – Class A Adviser: Invesco Advisers, Inc.	1.19%	45.97%	21.17%	15.18%
Multi Cap Value	Invesco Value Opportunities – Class A Adviser: Invesco Advisers, Inc.	1.22%	5.48%	8.73%	8.12%
Money Market	Invesco V.I. Government Money Market – Series II Adviser: Invesco Advisers, Inc.	0.73%	0.21%	0.70%	0.36%
Global Allocation	Ivy Asset Strategy – Class A Adviser: Ivy Investment Management Company	1.13%	13.46%	7.88%	0.57%
Mid Cap Value	Janus Henderson Mid Cap Value – Class S Adviser: Janus Capital Management, LLC	1.25%	(1.74%)	8.22%	7.60%
International Equity	Janus Henderson Overseas – Class S Adviser: Janus Capital Management, LLC	1.05%	12.41%	11.46%	11.87%
Large Cap Blend	Janus Henderson U.S. Managed Volatility – Class S Adviser: Janus Capital Management, LLC Sub-Adviser: Intech Investment Management LLC	1.05%	12.41%	11.46%	11.87%
Large Cap Value	Neuberger Berman Large Cap Value – Advisor Class Adviser: Neuberger Berman Investment Advisers LLC	1.19%	14.11%	14.98%	10.13%
Specialty	Neuberger Berman Sustainable Equity – Trust Class Adviser: Neuberger Berman Investment Advisers LLC	1.03%	19.21%	12.87%	11.53%

Investment Type	Fund Adviser/Sub-Adviser	Current Expense[1]	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Small Cap Growth	North Square Oak Ridge Small Cap Growth[2] – Class A Adviser: North Square Investments, LLC Sub-Adviser: Oak Ridge Investments, LLC	2.07%	29.91%	12.53%	10.74%
Balanced/Asset Allocation	Northern Global Tactical Asset Allocation – Class A Adviser: Northern Trust Investments, Inc.	0.70%	6.48%	7.52%	6.20%
Large Cap Blend	Northern Large Cap Core[2] Adviser: Northern Trust Investments, Inc.	0.56%	11.89%	12.11%	12.43%
Large Cap Value	Northern Large Cap Value Adviser: Northern Trust Investments, Inc.	0.82%	1.31%	8.97%	8.43%
Large Cap Blend	PGIM Jennison 20/20 Focus – Class A Adviser: PGIM Investments LLC Sub-Adviser: Jennison Associates LLC	1.20%	30.33%	15.73%	12.42%
Mid Cap Growth	PGIM Jennison Mid-Cap Growth – Class A Adviser: PGIM Investments LLC Sub-Adviser: Jennison Associates LLC	1.06%	42.16%	17.78%	13.78%
Specialty-Sector	PGIM Jennison Natural Resources – Class A Adviser: PGIM Investments LLC Sub-Adviser: Jennison Associates LLC	1.38%	11.17%	5.66%	(4.29%)
Small Cap Growth	PGIM Jennison Small Company[2] – Class A Adviser: PGIM Investments LLC Sub-Adviser: Jennison Associates LLC	1.18%	27.12%	13.81%	11.42%
Small Cap Value	PGIM QMA Small-Cap Value[2] – Class A Adviser: PGIM Investments LLC Sub-Adviser: QMA LLC	1.21%	(3.46%)	5.56%	N/A
Specialty	PIMCO All Asset – Class R Adviser: Pacific Investment Management Company LLC Sub-Adviser: Research Affiliates	2.035%	7.67%	7.59%	4.28%
Specialty-Sector	PIMCO CommodityRealReturn Strategy – Class A Adviser: Pacific Investment Management Company LLC	1.95%	0.42%	2.37%	(5.73%)
Emerging Markets Bond	PIMCO Emerging Markets Bond – Class A Adviser: Pacific Investment Management Company LLC	1.25%	6.14%	7.90%	5.07%
International Bond	PIMCO International Bond (U.S. Dollar-Hedged) – Class R Adviser: Pacific Investment Management Company LLC	1.25%	5.46%	4.64%	4.96%
Short Term Bond	PIMCO Low Duration – Class R Adviser: Pacific Investment Management Company LLC	1.46%	5.46%	1.82%	1.54%
Inflation-Protected Bond	PIMCO Real Return – Class R Adviser: Pacific Investment Management Company LLC	1.18%	11.38%	4.74%	3.12%
Small Cap Blend	PIMCO StocksPLUS® Small Fund – Class A Adviser: Pacific Investment Management Company LLC	1.15%	19.31%	13.96%	12.14%
Intermediate Term Bond	PIMCO Total Return – Class R Adviser: Pacific Investment Management Company LLC	1.29%	8.24%	4.22%	3.54%
Multi-Sector Bond	Pioneer Strategic Income – Class A Adviser: Amundi Pioneer Asset Management US, Inc.	1.06%	7.39%	5.62%	4.66%

Investment Type	Fund Adviser/Sub-Adviser	Current Expense[1]	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Small Cap Value	Royce Opportunity – Service Class Adviser: Royce & Associates, LP	1.54%	26.27%	15.20%	10.15%
Small Cap Blend	Royce Small-Cap Value – Service Class Adviser: Royce & Associates, LP	1.62%	(6.47%)	5.51%	4.14%
Balanced/Asset Allocation	T. Rowe Price Capital Appreciation – Advisor Class Adviser: T. Rowe Price Associates, Inc.	1.00%	17.80%	12.75%	11.90%
Large Cap Growth	T. Rowe Price Growth Stock – Class R Adviser: T. Rowe Price Associates, Inc.	1.02%	11.35%	7.88%	6.51%
Asset Allocation/ Target Date	T. Rowe Price Retirement 2010 – Class R Adviser: T. Rowe Price Associates, Inc.	1.02%	11.35%	7.88%	6.51%
Asset Allocation/ Target Date	T. Rowe Price Retirement 2015 – Class R Adviser: T. Rowe Price Associates, Inc.	1.05%	12.03%	8.49%	7.21%
Asset Allocation/ Target Date	T. Rowe Price Retirement 2020 – Class R Adviser: T. Rowe Price Associates, Inc.	1.07%	12.67%	9.27%	7.93%
Asset Allocation/ Target Date	T. Rowe Price Retirement 2025 – Class R Adviser: T. Rowe Price Associates, Inc.	1.11%	14.12%	10.07%	8.61%
Asset Allocation/ Target Date	T. Rowe Price Retirement 2030 – Class R Adviser: T. Rowe Price Associates, Inc.	1.14%	15.31%	10.79%	9.22%
Asset Allocation/ Target Date	T. Rowe Price Retirement 2035 – Class R Adviser: T. Rowe Price Associates, Inc.	1.17%	16.47%	11.34%	9.65%
Asset Allocation/ Target Date	T. Rowe Price Retirement 2040 – Class R Adviser: T. Rowe Price Associates, Inc.	1.19%	17.54%	11.83%	9.99%
Asset Allocation/ Target Date	T. Rowe Price Retirement 2045 – Class R Adviser: T. Rowe Price Associates, Inc.	1.21%	18.06%	12.07%	10.12%
Asset Allocation/ Target Date	T. Rowe Price Retirement 2050 – Class R Adviser: T. Rowe Price Associates, Inc.	1.21%	18.04%	12.06%	10.11%
Asset Allocation/ Target Date	T. Rowe Price Retirement 2055 – Class R Adviser: T. Rowe Price Associates, Inc.	1.21%	17.96%	12.03%	10.11%
Balanced/Asset Allocation	T. Rowe Price Retirement Balanced – Class R Adviser: T. Rowe Price Associates, Inc.	1.00%	10.88%	7.33%	5.73%
Small Cap Value	Victory RS Partners[2] – Class A Adviser: Victory Capital Management Inc.	1.53%	(5.31%)	9.05%	7.57%
Specialty-Sector	Victory RS Science and Technology – Class A Adviser: Adviser: Victory Capital Management Inc.	1.48%	55.51%	28.79%	18.55%
Mid Cap Value	Victory RS Value – Class A Adviser: Adviser: Victory Capital Management Inc.	1.30%	(8.18%)	6.98%	7.42%
Mid Cap Value	Virtus Ceredex Mid Cap Value Equity – Class A Adviser: Virtus Fund Advisers, LLC Sub-Adviser: Ceredex Value Advisors LLC	1.31%	(1.52%)	9.86%	9.33%
Large Cap Growth	Wells Fargo Growth – Class A Adviser: Wells Fargo Funds Management, LLC Sub-Adviser: Wells Capital Management, Inc.	1.17%	48.91%	22.21%	17.12%

Investment Type	Fund Adviser/Sub-Adviser	Current Expense[1]	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Large Cap Blend	Wells Fargo Large Cap Core – Class A Adviser: Wells Fargo Funds Management, LLC Sub-Adviser: Wells Capital Management, Inc.	1.22%	8.07%	10.94%	12.05%
Mid Cap Blend	Wells Fargo Opportunity – Class A Adviser: Wells Fargo Funds Management, LLC Sub-Adviser: Wells Capital Management, Inc.	1.21%	20.94%	14.59%	11.26%
Small Cap Value	Wells Fargo Small Company Value – Class A Adviser: Wells Fargo Funds Management, LLC Sub-Adviser: Wells Capital Management, Inc.	1.33%	2.00%	8.71%	8.44%
1 Certain Investment Portfolios and their investment advisers have entered into temporary expense reimbursement and/or fee waivers. Please see the Investment Portfolios’prospectuses for additional information regarding these arrangements
2 This fund is no longer available for new transfers.

The prospectus and Statement of Additional Information (SAI) are parts of the registration statement that we filed with the Securities and Exchange Commission (SEC), dated May 1, 2021. Both documents contain additional important information about the Contract. The Prospectus and SAI are incorporated herein by reference, which means they are legally a part of this Initial Summary Prospectus.
The SAI may be obtained, free of charge, from us in the same manners as the Prospectus, as described on the front page of this Initial Summary Prospectus.
The SEC maintains a website (http://www.sec.gov) that contains the registration statement, material incorporated by reference, and other information regarding companies that file electronically with the SEC. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

EDGAR contract identifier C000113082